EXHIBIT 3.4

CERTIFICATE OF AMENDMENT
TO THE TO THE CERTIFICATE OF INCORPORATION
OF PREFERRED/TELECOM, INC.

Pursuant to §242 of the Delaware General Corporation Law, the undersigned corporation executes this Certificate of Amendment to the Certificate of Incorporation of Preferred/telecom, Inc. (the “Corporation”).

I.

Paragraph FOURTH of the Corporation’s Certificate of Incorporation is amended to read in its entirety as follows:

FOURTH. The total number of shares of stock which the corporation shall have authority to issue is twenty million (20,000,000). The par value of each of such shares is One Tenth of One Cent ($.001). All such shares are of one (1) class and are shares of Common Stock.

II.

The foregoing amendment has been duly adopted in accordance with the provisions of Section 242(b) of the Delaware General Corporation Law.

IN WITNESS WHEREOF this Certificate of Amendment has been executed for Preferred/telecom, Inc., by H. David Friedman, its President.

/s/ M. David Friedman
President

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

BEFORE ME, the undersigned authority, on this day personally appeared H. David Friedman, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that it represents the act and deed of Preferred/telecom, Inc., and that the facts stated therein are true.

GIVEN UNDER MY HAND and seal of office this 26th day of July, 1995.

/s/ James D. Beightol
Notary Public in and for the State of Texas